Exhibit 4c

DEED OF TRUST

that was prepared and signed in Tel Aviv
on the 20th day of the month of November, in the year 2006

BETWEEN

Ampal-American Israel Corporation

a company incorporated according to the laws of the state of New York of 111 Arlozorov Street, Tel Aviv 62098

Tel.: 03-6080100
Fax: 03-6080101
(hereinafter: the “Company”)

of the first part;

AND

Hermetic Trust (1975) Ltd. of 113 HaYarkon Street, Tel Aviv Tel.: 03-5274867 Fax: 03-5271736 (hereinafter: the “Trustee”)

of the second part;

WHEREAS	The Company is interested in raising funds against an issue of (Series A) Debentures of the Company, all as is specified in the this Deed of Trust below; and

WHEREAS	Debenture (Series A) is a series limited to a sum of NIS 250 million which may be further increased in accordance with the approval of Midroog Ltd. (“Midroog”) or another ranking corporation; and

WHEREAS

It is the intention of the Company to issue out of the series, before the date of publishing the prospectus as stated below, inasmuch as it may be published, in one private issue or in several private issues, (Series A) Debentures which are ranked by Midroog Ltd. at a ranking of A3. (Said private issue or the private issues, that shall be made prior to the date of publishing the prospectus as stated below, shall hereinafter be referred to jointly as the “private issue”); and

WHEREAS	The Company shall make its best efforts to register the (Series A) Debentures for trading on the Tel Aviv Securities Exchange Ltd., as stipulated in this deed below; and

WHEREAS	The Trustee is a company limited by shares that was incorporated in Israel according to the Companies Ordinance whose main objective is to be involved in trusteeship; and

WHEREAS

The Trustee has declared that there is nothing preventing, by way of the Securities Law, 5728-1968, or any other law, his engagement with the Company under this Deed of Trust and that he complies with the requirements and the terms of fitness as set by law to serve as a Trustee for the issue of (Series A) Debentures, the subject of this Deed of Trust; and

WHEREAS

The Company has approached the Trustee with a request to serve as a Trustee for holding said (Series A) Debentures and the Trustee has agreed to this, all of which is subject to and in accordance with the terms of this Deed of Trust; and

WHEREAS

The Company declares that there is nothing preventing it, by any law and/or agreement to execute a private issue of (Series A) Debentures and/or to enter into an engagement with the Trustee under this Deed of Trust;

Therefore, it has been agreed, stipulated and declared between the parties as follows:

1.	Preamble, interpretation and definitions

1.1	The preamble to this Deed of Trust and the appendices appended thereto constitutes an inseparable and essential part thereof.

1.2

The division of this Deed of Trust into clauses and also the providing of headings to clauses was undertaken for purposes of convenience and for finding one’s place only, and no use may be made thereof for purposes of interpretation.

1.3

Everything contained in this deed in the plural also means the singular and vice versa; everything stated in the masculine gender also means the feminine and vice versa; and everything referring to a person also means a corporation; all of which shall be the case unless there is another explicit instruction in this deed and/or that is implied and/or unless the context of the words or contents does not demand otherwise.

1.4	In this Deed of Trust and in the (Series A) Debentures, the following phrases shall mean as is written alongside, unless another intention may be deduced from the content or context:

“This deed” or “Deed of Trust”	This Deed of Trust including the appendices attached thereto which constitute an inseparable part thereof.

“The prospectus”	The Company’s prospectus that shall be published, should it be published, in respect of registering it for trading the (Series A) Debentures.

“(Series A) Debentures”

A series limited to the sum of NIS 250 million of (Series A) registered debentures of the Company, each of NIS 1 par value, whose terms are detailed in this deed, which shall be issued from time to time at the Company’s sole discretion.

“The Trustee”	Hermetic Trust (1975) Ltd. and/or anyone who shall serve from time to time as trustee of the holders of the (Series A) Debentures according to this deed.

“Ledger”	The ledger of holders of the (Series A) Debentures as stated in clause 25 of this deed.

“The holders of the (Series A) Debentures” and/or “Owners of the (Series A) Debentures”

Those persons whose names are recorded at a given time in the ledger of holders of the (Series A) Debentures, and in the event of several holders in partnership, the joint holder who is first registered in the ledger.

“Debenture certificate (Series A)”	A (Series A) Debenture certificate whose wording appears as the first addendum to this deed.

“The Law” or “The Securities Law”	The Securities Law 5728-1968 and the Regulations in accordance therewith, as there may be from time to time.

“Principal”	The par value of the (Series A) Debentures in circulation and which have not yet been fully paid up.

“Business day”	A day upon which most of the banks in Israel are open for the conducting of business.

“A ranking corporation”	A company that has been approved as a ranking corporation by the Supervisor for the Capital Markets at the Ministry of Finance.

“The Stock Exchange”	The Tel Aviv Securities Exchange Ltd.

“The Consumer Price Index” (“Index”)

The prices index known by the name of the “Consumer Price Index” which includes fruit and vegetables and which is published by the Central Bureau for Statistics and Economic Research in Israel, and that includes that index even if it shall be published by another body or another official institution, and also includes any other official index that may replace it, whether it shall be constructed of the same data upon which the existing index is constructed or not. Should another index replace it that shall be published by a body or institution as aforesaid and that body or institution has not set the ratio between it and the index it is replacing, then the ratio as aforesaid shall be set by the Central Bureau for Statistics, and should this ratio not be set as aforesaid, then it shall be set by the Trustee, who will, upon consultation with economic experts selected by him, set the ratio between the other index and the index being replaced.

“The known index”	For any date - the Consumer Price Index last known.

“The base index”	The Consumer Price Index in respect of the month of October, 2006 which was published on November 15, 2006.

“The payment index”	The index known at the time of making any payment, against principal or interest; however if the payment index is lower than the base index, then the payment index shall be the base index.

“The private issue”	As defined in the preamble to this agreement.

“Date of private issue”	November 20, 2006.

2.	Issue of (Series A) Debentures, and the applicability of the Deed of Trust

2.1

A series limited to the sum of NIS 250 million of (Series A) registered debentures, to be repaid in five (5) annual equal installments on November 20 of each one of the years 2011 until 2015 (inclusive), bearing interest at the rate of 5.75% per annum, which shall be calculated and paid once every six months (namely, interest at the rate of 2.875% for a six month period), on November 20 and May 20 of each one of the years 2007 until 2015 (inclusive) (the “interest”) which shall commence from the first interest payment to be made on May 20, 2007 until the last interest payment to be made on November 20, 2015, with the principal and interest linked to the base index.

2.2

In addition to the contents of clause 2.1 above, the unpaid balance of the (Series A) Debentures shall bear additional annual interest at the rate of 0.5% in respect of the period commencing on the day of the private issue and terminating on the date of registering the (Series A) Debentures for trading on the Stock Exchange.

In addition, until the registration of the (Series A) Debentures for trading on the Stock Exchange, should there be a reduction in the ranking of the (Series A) Debentures, additional annual interest shall be added at the rate of 0.2% for each rank the ranking drops in respect of the period of time commencing on the day the ranking reduction and terminating on the day of registering the (Series A) Debentures for trading on the Stock Exchange (jointly: “the additional interest”). To remove any doubt it is hereby clarified that in the event of the prospectus not being published, then the termination of the period of time in respect of which the additional interest shall be paid, is the last date for the repayment of the debentures, namely November 20, 2015. Said additional interest shall be paid in the following manner:

	2.2.1	Until the (Series A) Debentures are registered for trading, said additional interest shall be paid on the same day upon which the payment of interest is made as stated in clause 2.1 above.

2.2.2

Should the (Series A) Debentures be registered for trading, then the additional interest shall be paid by the Company on the seventh day after the registration of the (Series A) Debentures for trading, and in this case, the following provisions shall apply:

One business day after the registration of the (Series A) Debentures for trading, the Company shall give notification to the holders of the (Series A) Debentures, to the Trustee and to the Stock Exchange about the date of payment of the additional interest and the rate of said additional interest. The due date (the CUM date) for entitlement to receive said additional interest shall be the end of the business day after the registration of the (Series A) Debentures for trading.

To remove any doubt, it is clarified that after the payment of the additional interest as stated in this clause 2.2.2, no further additional interest shall be paid to the debenture holders.

It is clarified, to remove any doubt, that the additional interest also shall be linked to the index.

2.3	The first payment of interest shall be made on May 20, 2007 in respect of the period from the date of the private issue until May 20, 2007 (calculated on an annual basis of 365 days in the year).

2.4	Concomitant with the signing of this Deed of Trust, the Company shall make a first private issue out of (Series A) Debentures to a scope of NIS 250 million par value debentures.

The Company shall be permitted to make additional private issues either prior to the publication of the prospectus or after the publication of the prospectus, should it be published, and also to make an issue to the public out of the series within the scope of the prospectus, provided that the ranking of the (Series A) Debentures shall not be harmed following said raising of capital. After the registration of the (Series A) Debentures for trading, the Company shall not be subject to the limitation concerning harm to the ranking as aforesaid. The provisions of clause 2.5 below shall apply to every additional issue. The provisions of this Deed of Trust shall apply to the (Series A) Debentures which shall be issued by way of the private issue as aforesaid, and on every additional issue of (Series A) Debentures that may be issued, should they be issued, out of the series according to this Deed of Trust.

2.5

Immediately after the first private issue, the Company shall act for the registration of the (Series A) Debentures with the Stock Exchange Clearing House, which shall provide clearing services for debentures. Furthermore, the Company shall act to register the (Series A) Debentures on the “NSR” [securities that are not traded on the Stock Exchange] (a clearing and depositary system for securities that were issued to institutional investors). All of the expenses for said registration shall be borne by the Company.

2.6

The Company shall make its best efforts to publish a prospectus according to which the debentures shall be registered for trading on the Stock Exchange, which is subject to the provisions of any law, but it is clarified that the non-publication of a prospectus shall not constitute a breach of the provisions of this deed, nor shall it entitle the debenture holders to a right to demand the immediate repayment of the debentures.

2.7	[a]

The Company shall be permitted to issue, from time to time, without the requirement for consent from the debenture holders or from the Trustee, additional debentures out of the (Series A) Debentures at any price and in any way that the Company deems fit, including at discount or premium rates different to other issues that were made in the same series, provided that this shall not harm the ranking of the (Series A) Debentures at that time. After registering the (Series A) Debentures for trading, the Company shall no longer be subject to the limitation concerning harm to the ranking as aforesaid. This deed shall also apply in respect of any additional (Series A) Debentures as aforesaid that may be issued by the Company. Said additional debentures shall not be entitled to interest in respect of interest periods that expired prior to their issue.

[b]

In the event of an issue of (Series A) Debentures at different discount rates (or some of the debentures issued are without a discount, as the case may be) tax shall be deducted at source, inasmuch as this shall be required by law, in respect of all of the (Series A) Debentures series, in accordance with the higher discount rate between all of the debentures that were issued out of the series; however, the Company shall apply to the taxation authorities to obtain its authorization that as regards deduction of tax at source from the interest in respect of the debentures, a unified discount rate shall be set for the debentures from the series, according to a weighted formula of the various discount rates (including in the absence of a discount, as far as this is relevant) of debentures issued out of the series.

[c]

It is clarified to remove any doubt, that the debentures issued in the first private issue as stated above, namely NIS 250,000 par value (Series A) Debentures, are being issued without a discount; in the event of additional issues and also in the event of the realization of additional purchasing rights in accordance with the provisions of clause 6 below, and inasmuch as the debentures that shall be issued in the same issues shall be issued with a discount, then the contents of sub-clause [b] above shall apply.

[d]

Increasing the series beyond the total sum of NIS 250 million, shall obligate the approval of Midroog (to maintain at least the original ranking) and under such circumstances, the Trustee shall be entitled to increase his fees proportionally to the rate of increase in the series of (Series A) Debentures.

3.	Limitations regarding tradability

In light of the limitations stipulated by the provisions of law in the United States, the (Series A) Debentures shall be registered for trading on the Stock Exchange after the elapse of about 47 days from the date upon which approval will be received to publish the prospectus. During said period, the holders of the (Series A) Debentures shall be prohibited from any transaction or action in respect of the (Series A) Debentures.

4.	The acquisition of debentures by the Company and by a subsidiary

4.1

The Company reserves its right to purchase, either on the Stock Exchange or outside thereof, debentures from this series at any price it deems fits to so do, without harming the compliance of the Company with its undertakings towards the holders of debentures in circulation. In the event of such an acquisition by the Company, the Company shall give notice to the Stock Exchange and a copy of said notification shall be delivered to the Trustee. Debentures that shall be acquired by the Company shall be canceled and expunged from trading on the Stock Exchange (after the debentures shall have been registered for trading on the Stock Exchange) and the Company shall not be permitted to reissue them.

4.2

A subsidiary or associated company of the Company, including controlling owners and/or companies in their control (hereinafter: “a Company in the group”) is permitted to acquire and/or to sell from time to time debentures at any price it so chooses, and to sell them accordingly. In the event of acquisition and/or sale as aforesaid, the Company shall give notice of this to the Stock Exchange and shall send a copy to the Trustee. The debentures which shall be held as aforesaid, by a company in the group, shall be considered as an asset of the Company in the group, and shall not be expunged from trading on the Stock Exchange (after said debenture shall have been registered for trading on the Stock Exchange). Debentures that shall be acquired by a company in the group, and while they are still being held by the company in the group, this shall not confer upon the company in the group votes at a ballot in a general meeting of the debenture holders and also shall not be counted for purposes of determining a legal quorum.

5.	The Company’s undertakings; use of receipts

5.1

The Company hereby undertakes to pay all sums of the principal, the interest and the linkage which shall be paid according to the terms of the (Series A) Debentures and to comply with all of the other terms and undertakings that are placed upon it to by the conditions of the (Series A) Debentures and by this deed.

5.2

Until the date of registration for trading, the Company’s payment of default interest at the rate of 3% per annum is in addition to the interest being paid according to the terms of the (Series A) Debentures (according to 365 days in the year) on the principal payments of principal, interest and linkage which shall not be transferred to the (Series A) Debenture holders on the due dates for payment set in this deed. It shall be clarified that after the registration for trading, no default interest shall apply as aforesaid.

5.3

The Company hereby confirms and declares that all of the money that shall be received from the debenture holders within the scope of the private issue as aforesaid in the preamble to this agreement, shall be used within the scope of the Company’s regular business and in accordance with the decisions of the board of directors as there shall be from time to time including the realization of an option that was conferred upon the Company in connection with the acquisition of shares in the East Mediterranean Gas Company.

5.4

The Company undertakes to continue the engagement with Midroog (or another ranking company) for the ranking of the (Series A) Debentures up to the date of repayment of the (Series A) Debentures and to send to the Trustee the ranking reports and the ranking report updates, as far as these shall be received.

6.	Securing the (Series A) Debentures

6.1

Immediately after signing this Deed of Trust and prior to issuing (Series A) Debentures, the Trustee shall open a deposit account in his name in trust for the benefit of the holders of (Series A) Debentures and for purposes of safeguarding the Company’s undertakings to the debenture holders only. Said account shall be opened at a bank whose ranking is no less than an AA ranking (or equivalent ranking), and where in the conditions for opening the account that shall be signed in respect thereof, it shall be stated that the Trustee shall have sole signatory rights for the deposit; the Company shall deposit into said account the sum of NIS 43,125,000 (the “deposit”).

6.2	Said deposit shall be returned to the Company as follows (after the payment of all the interest at that time):

At the time of making the first interest payment, the Company shall be refunded 1/6 of the sum that there shall be in the deposit at that time;

At the time of making the second interest payment -1/5 of the sum that there shall be in the deposit at that time;

At the time of making the third interest payment -1/4 of the sum that there shall be in the deposit at that time;

At the time of making the fourth interest payment -1/3 of the sum that there shall be in the deposit at that time;

At the time of making the fifth interest payment -1/2 of the sum that there shall be in the deposit at that time;

At the time of making the sixth interest payment - the entire sum that shall remain in the deposit, including the yield that has accumulated in respect of the deposit less the bank charges in respect of managing said deposit and said account.

6.3	The Trustee shall invest the deposit funds in banking deposits and in State of Israel securities.

6.4

In the event of the (Series A) Debentures being submitted for repayment not on the repayment date, for any reason whatsoever, the deposit funds shall serve for completing the payments to the debenture holders, as far as such a completion shall be required. The balance of the funds in the deposit shall be returned to the Company. Furthermore, if at the time of the payment of interest as aforesaid, the Company shall not comply with its payments, the Trustee shall release out of the deposit funds a sufficient sum for the payment of interest to the debenture holders.

6.5

It is hereby clarified that said deposit is for the benefit of safeguarding the undertakings of the (Series A) Debenture holders only. The Company shall not undertake any action that may prejudice the right of the (Series A) Debenture holders to realize the deposit in the event of a breach of the Company’s undertakings under the (Series A) Debenture terms and this Deed of Trust.

6.6

It is hereby clarified that the Company shall be permitted to attach its assets, in whole or in part, apart from the deposit, by way of any attachment or in any way whatsoever, without requiring any consent whatsoever from the Trustee and/or from the debenture holders.

6.7

The Company shall be permitted to issue at any time, and without requiring the consent of the Trustee and/or the consent of the (Series A) Debenture holders, other debentures or additional series of debentures, either secured or unsecured, which may confer a right of conversion into the Company’s shares or that do not confer such a right, and on the same terms of redemption, interest, linkage, ranking of repayment in the event of liquidation and other terms as the Company shall deem fit to so do, and whether they are preferential over the terms of the (Series A) Debentures, equal thereto or inferior thereto, provided that the ranking of the (Series A) Debentures at that time shall not be harmed. After the registration of the (Series A) Debentures for trading, the Company shall no longer be subject to limitation concerning harming the ranking as aforesaid.

6.8

The (Series A) Debentures shall have the same security ranking, pari passu, among themselves, in connection with the Company’s undertakings according to the (Series A) Debentures, and without any right of preference of one against any others.

6.9

To remove any doubt it is clarified that the Trustees shall have no obligation to examine, and in practice the Trustee has not examined the economic value of the securities which have been provided and/or shall be provided (if at all) to safeguard the payments to the debenture holders. With his engagement through this Deed of Trust, and with the consent of the Trustee to serve as Trustee for the debenture holders, the Trustee is not providing his opinion, either explicitly or by inference, as to the economic value of the securities which have been placed and/or with shall be placed (if at all) by the Company. Furthermore, the Trustee is not providing his opinion concerning the ability of the Company to comply with its liabilities towards the debenture holders.

7.	Early redemption at the initiative of the Stock Exchange

After the debentures are registered for trading, should they be registered, the following provisions shall apply:

Should it be decided by the Stock Exchange to remove those (Series A) Debentures in circulation from being traded and owing to this the value of the public holdings thereof have become less than the minimum value set in the Stock Exchange regulations concerning removal from trading, the Company shall act as follows:

[a]

Within 45 days from the date of the decision of the Stock Exchange concerning the removal of the (Series A) Debentures from trading, the Company shall give notice about the repayment date upon which the (Series A) Debenture holders are permitted to redeem them.

[b]

The notification concerning an early redemption date shall be published in two popular daily newspapers which appear in Israel in the Hebrew language, and shall be delivered in writing to all of the registered (Series A) Debenture holders and to the Trustee.

[c]

The early redemption date shall fall no earlier than 17 (seventeen) days from the date of publication of the notice and no later than 45 days from the above date, but not during the period between the date set for the payment of interest and the date of its actual payment.

[d]

At the early redemption date, the Company shall redeem those (Series A) Debentures whose holders wished to redeem them, according to the balance of their par value, together with the accumulated interest on the principal, which shall be calculated proportional to the period commencing after the last date in respect of which interest was paid up until the aforesaid early redemption date (a calculation of interest for part of a year shall be undertaken on the basis of 365 days in the year).

Setting the early redemption date as aforesaid, shall not harm the rights of redemption as set in the (Series A) Debentures, to any of the (Series A) Debentures holders who shall not redeem them on the early redemption date as aforesaid, but the (Series A) Debentures shall be removed from trading on the Stock Exchange.

The early redemption of the (Series A) Debentures as aforesaid, shall not confer on any of the (Series A) Debenture holders who shall redeem them as aforesaid the right to the payment of interest in respect of that period after the redemption date.

8.	Immediate repayment

8.1	Should one or more the following occur which are stipulated in this clause, below, then the provisions of clause 7(2) below shall apply:

[a] Should the Company not repay any sum that it owes in connection with the debentures within 14 days after its repayment date has passed.

[b]

Should the Company have submitted to the courts a petition for a compromise or settlement according to the bankruptcy code[1] in the state of New York (“the American law”) (which is not within the scope of proceedings for a merger, split, or a change of structure or other reorganization), or a judicial order as aforesaid has been handed down (which is not within the scope of proceedings for a merger, split, or a change of structure or other reorganization).

[c]

If a permanent liquidator or a permanent receiver has been appointed for the Company and/or for its assets, in whole or in part, by a court or a valid decision has been made for the liquidation of the Company (apart from liquidation for purposes of a merger with another corporation and/or a change in the Company’s structure) and said appointment or decision was not canceled within 60 days of its having been given.

[d]

Should one of the following occur, and in the opinion of the Trustee and/or the debenture holders, by way of a special decision as aforesaid, this should be considered a risk to the rights of the debenture holders:

	[1]	Should the holders of attachments realize the attachments they have on the Company’s assets in whole, or an essential part thereof.

	[2]	Should a lien be placed on the Company’s assets in whole, or on an essential part thereof, and said lien shall not be removed within 60 days.

	[3]	An Execution Order action shall be performed against the Company’s assets, in whole or an essential part thereof, and said action shall not be canceled within 60 days.

	[4]	Should a temporary receiver have been appointed for the Company and/or for its assets in whole, or an essential part thereof, and said appointment shall not have been canceled within 60 days.

	[5]	Should a temporary liquidator have been appointed for the Company and/or for its assets in whole, or an essential part thereof, and said appointment shall not have been canceled within 60 days.

[1]	11 U.S.C. Sec. 101 et. seq.

[6]

Should a creditor of the Company have submitted to the courts a petition for a compromise or settlement according to the American law (which is not within the scope of proceedings for a merger, split or change of structure or other reorganization) or a judicial order was granted as aforesaid (which is not within the scope of proceedings for a merger, split or change of structure or other reorganization), and said petition or order was not canceled within 60 days from the date of its submission and/or being given, as the case may be.

[7]

Should the Company cease making its payments and/or shall give notice of its intention to cease its payments and/or there is a real suspicion that it will cease its payments and/or shall cease to continue its business and/or shall in the future cease to continue its business and/or there is a real suspicion that it shall cease to manage its businesses.

[8]

Should the Company breach or shall not fulfill any condition or undertaking included within the debenture and this deed, and shall not make good said breach within 30 days from the date it shall be requested to so do in writing by the Trustee, or should it be ascertained that a declaration or presentation that had been given by the Company in the Deed of Trust and/or in the (Series A) Debenture certificate (including those terms recorded on the reverse side of the page) were incorrect.

[e]	Should another series of debentures that were issued by the Company become immediately repayable, unless the (Series A) Debentures were registered for trading.

[f]

Should, prior to registering the (Series A) Debentures for trading, Mr. Yosef Maiman cease to be the effective controlling owner of the Company. For this matter, effective control is the direct or indirect holding of the issued and paid up share capital of the Company which confers the largest holding share as a sole holder of all the Company’s shareholders.

[g]

Any other event which in the Trustee’s reasonable opinion constitutes essential harm and/or if there is a real suspicion for essential harm to the rights of the (Series A) Debenture holders, including the existence of circumstances which provide reasonable foundation to assume that the Company is becoming insolvent.

As regards this clause, an essential part of the Company’s assets means assets whose value in the Company’s books exceeds 50% of the Company’s equity capital and/or 40% of Company’s assets.

8.2	A meeting of the (Series A) Debenture holders shall be convened as follows:

8.2.1

The Trustee shall be obligated to convene a meeting of (Series A) Debenture holders whose date of convening shall be after the elapse of 30 days from date of its convening (or an earlier date according to the provisions of clause 7.2.4 below) and on whose agenda shall be a resolution concerning the immediate repayment of the entire unpaid balance of the (Series A) Debentures owing to the occurrence of one of those events stipulated in the sub-clauses of clause 7.1 above.

8.2.2

Should, until the date of convening the meeting, any of the events stipulated in the sub-clauses of clause 7.1 above not have been canceled, or removed, and a decision at the meeting of debenture holders as aforesaid was taken as a special decision (as defined in the Second Addendum to this deed), the Trustee shall be obligated, within a reasonable period of time, to submit the entire unpaid balance of the (Series A) Debentures for immediate repayment.

8.2.3

A copy of the notification for convening the meeting as aforesaid shall be sent by the Trustee to the Company immediately upon the publishing of the announcement which shall constitute prior warning in writing to the Company concerning his intention to act as aforesaid.

8.2.4

The Trustee is permitted, at his discretion, to shorten the counting of 30 days as aforesaid (in clause 7.2.1 above) under circumstances in which it will be, in the Trustee’s opinion, that any delay in the Company repaying the debt, endangers the rights of the (Series A) Debenture holders.

9.	Claims and proceedings by the Trustee

9.1

Without derogating from any other instruction in this deed, the Trustee shall be permitted, at his discretion, and without giving additional notification to the Company, to take against the Company, any of those proceedings, including legal proceedings as he deems fit to so do and subject to the provisions of any law, for purposes of enforcing the Company’s obligations under this deed and for purposes of realizing the rights of the (Series A) Debenture holders under this deed.

9.2

The Trustee shall be obligated to act in accordance with clause 8.1 above, without any delay should he be required to so do by a special decision taken at a general meeting of the (Series A) Debenture holders by a majority of 75% of those participating in the ballot. However, if the Trustee saw that under the circumstances of the case, this is not justified and/or reasonable to so do, he shall approach the relevant court with a petition to receive instructions on this matter, and he shall act in accordance with these instructions.

9.3

The Trustee is permitted, prior to taking the aforesaid measures, to call a meeting of holders to allow the holders to decide by way of a special decision as to which steps to take for realizing their rights under this deed. And also, the Trustee is permitted to again convene a meeting of holders for purposes of receiving instructions on everything appertaining to the administration of said proceedings.

9.4

Subject to the provisions of this deed, the Trustee is permitted, but not obligated, to call a general meeting at any time of the (Series A) Debenture holders in order to discuss and/or to receive their instructions on everything concerning this deed.

9.5	In the event of immediate repayment, the Trustees shall give notice to the (Series A) Debenture holders concerning the occurrence of said event by sending notification by registered mail.

9.6

The Trustee is permitted, at his sole discretion, to delay executing any of his actions under this deed for purposes of applying to a meeting of the (Series A) Debenture holders and/or the courts until he shall receive instructions from the meeting of the (Series A) Debenture holders and/or instructions from the court as to how to act.

9.7

To remove any doubt it is hereby clarified that nothing in the provisions stipulated above harm and/or derogate from the right of the Trustee which is conferred upon him hereby to apply, at his sole discretion, to legal tribunals, even prior to the (Series A) Debentures being immediately repaid, for purposes of the giving of any order regarding the trust affairs.

10.	Distribution of receipts

Any receipts received by the Trustee as a result of steps taken, should they be taken, against the Company, shall be held by him in trust and shall be used by him for purposes and according to the following order of priorities:

First of all to clear the expenses, the payment of the levies and the obligations that were borne by the Trustee, that were placed upon him, or were caused indirectly or as a result of actions taken for the trust or in another manner in another context with the terms of this deed, including his fees; secondly, for purposes of paying the (Series A) Debenture holders the default interest to which they are entitled according to the terms of the (Series A) Debentures pari passu and proportionally to the sum of the interest in default to which each one thereof is entitled without any right of preference of one against any others; thirdly, for purposes of paying the (Series A) Debenture holders the sums of the principal to which they are entitled according to the (Series A) Debentures being held by them pari passu which shall be whether the payment date of the principal sums has arrived or not, and proportionally to the sums to which they are entitled, without any preference in connection with bringing forward the time of the issue of the (Series A) Debentures by the Company or in another way, and the surplus, should there be one, the Trustee shall refund to the Company or to those in its stead.

The payment of any sums by the Trustee to the (Series A) Debenture holders is subject to the rights of other Company’s creditors, should there be any.

11.	Authority to delay distribution of funds

11.1

Notwithstanding the contents of clause 9 above, should the financial sum which shall be available, at any time, for distribution in accordance with clause 9 above, be less than 5% of the balance of the unpaid debenture principal, and at the Trustee’s discretion, that such a distribution as this would harm the debenture holders, the Trustee shall be permitted to invest said sum, in whole or in part, in those investments permitted by this deed.

11.2

On the date on which these investments and their profits, together with additional funds that shall come into the possession of the Trustee for said purpose, reach a sum sufficient to pay at least 5% of the balance of the unpaid debenture principal, or after one year has elapsed from the date upon which the receipts were received by the Trustee as stated in clause 9 above, whichever is the earlier thereof, the Trustee shall pay same to the debenture holders in accordance with the contents of clause 9 above.

11.3

Notwithstanding the contents of this clause, the (Series A) Debenture holders are permitted, through a special decision, to instruct the Trustee to pay them the money as aforesaid even prior to the fulfilling of the conditions of this clause.

12.	Notification regarding division and separation by the Trustee

12.1

The Trustee shall give notice to the (Series A) Debenture holders regarding the date and place in which the payment of any kind will be made out of those payments referred to in clauses 9 and 10 above, which shall be upon giving prior notification of 14 days which shall be sent in the manner specified in clause 23 below.

After the set notification date, the (Series A) Debenture holders are entitled to interest in respect thereof at the rate set in the (Series A) Debentures, only on the balance of the principal sum (should there be one) after a deduction of the sum that was paid or that was issued to them for the payment as aforesaid.

12.2

Any sum to which a debenture holder is entitled which was not actually paid on the due date for payment for a reason not in the Company’s control, while the Company was prepared to pay it, shall cease to bear interest and linkage differentials from the date that was set for the payment thereof, while the debenture holder shall be entitled only to those sums to which he was entitled on the due date for the making of that payment against the principal, interest and linkage differentials, together with the accumulated yields thereon from the due date for payment.

12.3

The Company shall deposit with the Trustee, within 15 working days from the date set for that payment, the payment sum that was not paid for a reason that was not within its control, and said deposit shall be considered as a complete clearing of that sum, and in the event of a clearing of everything owed in respect of the debenture, also as a redemption of the debenture.

12.4

The Trustee shall deposit any sum as aforesaid within the scope of the Trustee accounts in his name and in favor of those debenture holders who will invest in investments permitted to him according to the laws of the State of Israel and the provisions of the Deed of Trust, all as the Trustee shall deem fit to so do, and subject to any law and as set in this Deed of Trust. Should the Trustee so do, he shall not be obligated to those so entitled in respect of those sums but the proceeds received from the realization of the investments less all of the expenses and fees associated with said investment, with the management of the trust account and deducting any obligatory payments applying to the trust accounts and/or investment as aforesaid, and it shall be paid to those so entitled against a presentation of those proofs that may be required by him, to his complete satisfaction.

12.5

The Trustee shall hold these funds and shall invest them in the stipulated manner, until the end of one year from the date of the final redemption of the debentures. After this date, the Trustee shall pass on the sums accumulated with him (including the profits deriving from the investment thereof) less his fees and expenses, to the Company, which shall hold these sums in trust for said beneficiaries. The Company shall confirm to the Trustee in writing regarding the holding of the above sums and concerning the receipt thereof in trust for the beneficiaries as aforesaid and shall indemnify the Trustee in respect of any damage of any kind whatsoever that he may be caused owing to the transfer of said funds, provided that the Trustee has acted reasonably. The Company shall hold said funds in trust for the debenture holders so entitled to those sums for a period of six further years from the date of the transfer thereof to it from the Trustee. Money that shall not be demanded from the Company by a debenture holder by the end of seven years from the final redemption date of the debenture, shall revert to the ownership of the Company, and it shall be permitted to make use of the balance of the funds for any purpose whatsoever.

13.	Receipts from debenture holders

A receipt from (Series A) Debenture holders in respect of sums of principal and interest paid to him by the Trustee and in respect of a (Series A) Debenture shall release the Trustee and the Company completely in everything associated with the payment of those sums stipulated in the receipt.

A receipt from the Trustee concerning the deposit of sums of principal and interest with him in favor of (Series A) Debenture holders as stated in clause 12.3 above, shall be considered as a receipt from a (Series A) Debenture holder for the purpose stated in clause 12.1 above in respect of releasing the Company from anything connected with the making of the payment of those sums stipulated in the receipt.

Funds that were distributed as stated in clause 12 above, shall be considered as payment on account of redemption.

14.	The Company’s undertaking towards the Trustee

The Company hereby undertakes to the Trustee, for the entire time that the (Series A) Debentures have not been fully paid, as follows:

	14.1	To be diligent in managing the Company’s affairs in a routine, correct and effective manner, according to the provisions of law.

	14.2	To hold and preserve its assets in a good and satisfactory state and to regularly and accurately make all of those obligatory payments that apply, should they apply, to its assets.

14.3

To give and to instruct its accountants to provide the Trustee and/or to those people it so directs, any document or information appertaining to the business affairs and/or the assets of the Company that may be reasonably required, at the discretion of the Trustee, for purposes of protecting the (Series A) Debenture holders.

14.4

To administer orderly accounts ledgers according to customary bookkeeping principles. To keep said ledgers and documents that may be used as evidence (including deeds of pledge, mortgage, accounts and receipts), and also to allow the Trustee and/or anyone who shall be appointed by the Trustee in writing for this purpose, to peruse at any reasonable time, any ledger and/or document and/or certification as aforesaid, subject to the settling of problems.

The Trustee hereby undertakes to keep any information that was provided as aforesaid, strictly confidential, apart from the need to transfer data to a meeting of (Series A) Debenture holders for purposes of making a decision appertaining to their rights according to the (Series A) Debentures or for purposes of giving a report concerning the Company’s state.

14.5

To allow the Trustee and/or anyone who shall be appointed by the Trustee in writing for this purpose, to enter its offices and any location where its assets are located, at any reasonable time, for purposes of examining its assets, at the discretion of the Trustee, for purposes of protecting the (Series A) Debenture holders. By his signature on this Deed of Trust, the Trustee undertakes to maintain confidentiality in respect of the information that shall be passed to him that he shall not make any use thereof other than as is stipulated in this clause below.

14.6

To notify the Trustee, no later than two working days from the time at which it shall give notice, about any instance in which an attachment has been placed upon its assets, in whole or in part, and also about any instance in which a receiver, a special manager or liquidator has been appointed for its assets in whole or in part, and also to immediately take, at its expense, all reasonable means required for purposes of removing such an attachment or a cancellation of the receivership.

14.7

To invite the Trustee to Company shareholders meetings (whether these are annual general meetings or extraordinary general meetings of the Company’s shareholders), where on the agenda for said meeting will be a subject that may be of interest to the Trustee, at the Trustee’s discretion. (Without granting the Trustee a right to vote at these meetings).

14.8	To give notice to the Trustee in writing about the occurrence of any incident among those stipulated in clause 7.1 above, no later than two working days from the date of the occurrence of the event.

14.9	To send to the Trustee, no later than the end of 30 days from the date of this Deed of Trust, a payments timetable for clearing the debentures (principal and interest) in an excel file.

14.10	To provide the Trustee with certification, at his demand, that all the payments have been made to (Series A) Debenture holders.

14.11

To make all of the declarations and to sign all of the documents, to execute and cause to be executed all of those necessary actions which are required in accordance with law for purposes of giving validity to use authorities, powers and permits by the Trustee and/or by his representatives under this deed.

14.12

To provide the Trustee with any necessary information, and that which he shall require, for purposes of protecting the (Series A) Debenture holders, to make him aware of all the facts associated with the Company’s business or assets, subject to the undertaking by the Trustee to maintain confidentiality.

14.13	To pass on to the Trustee those reports and statements stipulated in clause 28 below.

The Trustee hereby undertakes to maintain all information given to him as aforesaid in complete confidentiality, apart from the need to pass on information to a meeting of (Series A) Debenture holders for purposes of making a decision appertaining to the rights of the (Series A) Debenture holders or for purposes of giving a statement about the state of the Company.

15.	Further undertakings

After the (Series A) Debentures shall be submitted for immediate repayment, as defined in clause 8 above, the Company shall undertake, from time to time and at any time so required by the Trustee, all of those reasonable activities that shall allow the exercising of the authorities given to the Trustee and especially, the Company shall take the following actions:

[a]

It shall make its declarations and/or sign any documents and/or shall execute and/or cause to execute any actions that are necessary and/or required in accordance with law for purposes of giving validity to the exercise of the authorities, powers and permits of the Trustee and/or his representatives.

[b] It shall provide all of the notifications, instructions and stipulations that the Trustee shall consider as being effective and required.

[c]

For purposes of this clause - notification in writing signed by the Trustee certifying that an action required by him, within the scope of his authority, is a reasonable act, shall constitute prima facie evidence for this.

16.	Representatives

The Company hereby irrevocably appoints the Trustee as its representative, to execute and carry out in its name and in its stead all of the actions that it shall be obligated to undertake according to the terms stipulated in this deed, and generally to act in its name in respect of the actions that the Company is obligated to take under this deed, and has not executed them or has executed part of the authorities given to it, and to appoint any other person as the Trustee shall deem fit to so do to execute his duties under this deed, which is subject to the Company not having executed those activities that it is obligated to so do under the terms of this deed, within a reasonable period of time, according to the determination of the Trustee from the date of the Trustee’s demand in writing provided that he has acted reasonably.

There is nothing in the appointment under this clause, that obligates the Trustee to undertake any action and the Company hereby absolves the Trustee in advance in the event of his not executing, by power of the aforesaid power of attorney, any action whatsoever and/or has not undertaken same on time and/or correctly. Furthermore, the Company hereby waives in advance any claim against the Trustee and/or his emissaries in respect of any damage that was caused and/or that is liable to be caused to it, either directly and/or indirectly, in respect of the Trustee’s acts and/or omissions as stated in this clause, provided that these were not undertaken negligently or with a lack of good faith.

17.	Other agreements

Subject to the provisions of law and the limitations placed upon the Trustee by law, nothing in the fulfilling of the Trustee’s duties, under this deed, or by power of his position as Trustee, prevents him from entering into various contractual agreements with the Company or to carry out transactions with it during the usual course of his business.

18.	Reporting by the Trustee

The Trustee, by the end of the third quarter of each calendar year, shall prepare an annual statement on the Trustee’s affairs all of which is in accordance with the stipulations of Article 35H of the Securities Law (the “annual statement”).

Debenture holders shall be permitted to view the annual statement at the Trustee’s offices during customary office hours and they shall be permitted to receive a copy of the report upon demand.

The Trustee shall send to the debenture holders, notification about the date of submitting the report, as stated in clause 23 below or an immediate report which shall be published by the Company. Should the Trustee become aware of an essential breach of this deed on the part of the Company, he shall give notice about said breach to the debenture holders and about the steps he took to prevent same or for the fulfilling of the Company’s obligations, as the case may be.

19.	Salary and covering the Trustee’s expenses

The Company shall pay a fee to the Trustee for his services, according to this deed, as stipulated below:

[a] For the first trusteeship year, namely in respect of 12 calendar months from the date of signing this Deed of Trust, NIS 30,000.

[b]

As from the second trusteeship year - an annual fee of NIS 20,000 linked to the basic index (“the annual fee”). The annual fee shall be paid to the Trustee at the commencement of each trusteeship year. The annual fee shall be paid to the Trustee in respect of the period until the end of the trusteeship. According to the terms of this deed, even if the Company has had a receiver and/or an administrative receiver appointed for it and/or if the trusteeship under this deed is being administered under court supervision.

[c]

Should the Trustee’s term of office come to a close, as stated in clause 27 below, the Trustee shall not be entitled to the payment of his fees as from the date of expiry of his term of office. Should the term of office of the Trustee expire during the course of the trusteeship year, fees that were paid in respect of those months in which the Trustee is not serving as a trustee to the Company shall be refunded.

[d]

Furthermore, the Trustee shall be entitled to a refund of reasonable expenses that he has incurred within the scope of fulfilling his duties and/or by power of the authorities granted to him by this deed, including in respect of newspaper advertisements provided that in respect of expenses to experts, as stipulated in clause 20 below, the Trustees shall have given notice in advance concerning his intention to receive an expert opinion.

[e]

The Trustee shall also be entitled to an additional payment of reasonable expenses in respect of an act deriving from the breach of this Deed of Trust by the Company or in respect of an act of submitting the (Series A) Debentures for immediate repayment and in respect of special acts that he may be required to carry out, should he be so required, for purposes of fulfilling his duties under this deed.

It is hereby agreed between the parties that the Trustee shall be entitled to a fee amounting to US$120 for each hour of work that he may be required to undertake as stated above.

Should any changes apply to the provisions of law under which the Trustee shall be required to take actions and/or inspections and/or the preparation of additional statements, the Company undertakes to bear only all of those reasonable expenses that the Trustee shall be caused owing thereto, including reasonable fees in respect of these actions.

[f]	In respect of his participation at a meeting of the Company’s shareholders or of the debenture holders - the sum of NIS 500 linked to the basic index.

VAT, should it apply, shall be added to the payments to which the Trustee is entitled according to the provisions of this clause, and shall be paid by the Company.

20.	Special authorities

The Trustee shall be permitted to deposit all of the deeds and documents which provide testimony, which represent and/or which set his entitlement in connection with any asset which is then in his possession, in a safe and/or in another location as he selects, with any banker and/or any banking Company and/or with any lawyer. Should the Trustee so do, he shall not be responsible for any loss that may be caused in connection with such a deposit, unless the Trustee acted with negligence or malice.

The Trustee is permitted, within the scope of executing the trust affairs, under this deed, to act at his discretion and/or from the advice of any lawyer, accountant, appraiser, valuer, surveyor, agent or other expert, whether such a report and/or advice was prepared at the request of the Trustee and/or by the Company and the Trustee shall not be responsible for any loss or damage that may be caused as a result of any action and/or omission undertaken by him based upon such advice or report, unless the Trustee acted with negligence or with a lack of good faith.

Any such advice and/or report may be provided, sent or received by letter, telegram, facsimile and/or any other electronic means for the transfer of data, and the Trustee shall not be responsible for any acts that he undertook based upon the advice and/or report or information that was sent by one of the means referred to above even if there is a mistake and/or if it was not authentic, unless the Trustee had acted with negligence or with a lack of good faith.

A copy of said report shall be presented to each one of the (Series A) Debenture holders at their demand.

The Trustee shall not be obligated to give notice to any party about the signing of this deed, and he is not permitted to become involved in any way whatsoever in the management of the Company’s business or its affairs other than according to the authorities granted to the Trustee in this deed.

The Trustee shall faithfully use the powers, permissions and authorities conferred upon him under this deed, at his complete discretion, and he shall not be responsible for any damage that may be caused owing to a mistake in the aforesaid discretion, unless the Trustee acted with gross negligence or with a lack of good faith.

21.	The authority of the Trustee to employee emissaries

The Trustee shall be permitted to employee an emissary/emissaries who shall act in his stead, whether this be a lawyer or other person, for purposes of carrying out or participating in the execution of special activities which must be carried out in connection with the trusteeship and without derogating from the generality of the aforesaid, the taking of legal action.

22.	Indemnification of the Trustee

22.1

The Trustee shall be entitled to receive indemnification in respect of his expenses from the (Series A) Debenture holders or from the Company, as the case may be, in respect of the reasonable expenses that he had incurred and/or shall incur, as the case may be, in connection with the activities he carried out and/or which he will be carrying out, by power of his obligations under the terms of the Deed of Trust and/or by law and/or the provisions of any relevant authority and/or any law and/or at the demand of the (Series A) Debenture holders or the Company, provided:

	[1]	That he shall not be entitled to demand the indemnification in advance on a matter that cannot suffer delay.

[2]

An undertaking for indemnification may include indemnification in respect of liability for damages that the Trustee shall be obligated for, according to a final court ruling or compromise that was concluded in respect of a third party who is not a debenture holder, subject to the following conditions:

		[a]	The expenses owing to a liability for damages are reasonable;

		[b]	The Trustee acted in good faith and not negligently and this action was taken within the scope of the fulfilling of his duties.

[3]

In any event in which the Trustee acted as a result of a direct breach of this deed by the Company, which was caused for reasons dependent upon the Company only, then the obligation for indemnification shall be borne by the Company only.

22.2

Without prejudice to the rights for compensation granted to the Trustee according to law and/or the undertakings of the Company under this deed, the Trustee, his representative, manager, agent or other person appointed by the Trustee in accordance with this deed, shall be entitled to receive indemnification out of the funds that will be received by the Trustee from the steps that he took and/or in another manner according to this deed, appertaining to the obligations that they took upon themselves, in respect of the reasonable expenses that they incurred owing to the execution of the trusteeship or in connection with such activities, which in their opinion the above were required to be carried out and/or in connection with the use of authorities and permissions granted by power of this deed, and also in connection with all kinds of legal proceedings, the professional opinion of a lawyer or other experts, negotiations, disputes, expenses, claims and demands appertaining to any matter and/or event that was undertaken and/or that was not undertaken in any way in respect of the matter, and the Trustee may hold back those funds in his possession and pay out therefrom those sums necessary for purposes of the payment of said indemnification.

22.3

Subject to the provisions of any law, any verification that the Trustee shall be obligated for under the terms of the Deed of Trust, to take any action, including the opening of proceedings or submitting claims at the demand of the (Series A) Debenture holders, as stated in the Deed of Trust, the Trustee shall be permitted to refrain from taking any such action, until he shall receive, to his satisfaction, a letter of indemnification from the (Series A) Debenture holders or from any one thereof in respect of any liability for damages and/or expenses that could be caused to the Trustee and to the Company or to any one thereof, owing to the taking of said action. Notwithstanding the aforesaid, the Trustee shall not desist from taking action that cannot suffer delay for this reason only. Furthermore, notwithstanding the above, for events in which there will be a need to take legal action, the Company shall deposit with the Trustee a sum that shall be set by the Trustee as being the sum anticipated for the Trustee’s expenses in respect of said proceedings. Should the Company not have deposited the above sum on the date on which it was requested to so do by the Trustee, and in the opinion of the Trustee, there is a doubt in connection with the Company’s ability to cover the costs involved in taking these steps by the Trustee, the Trustee shall immediately convene a meeting of debenture holders for purposes of approving their responsibility to cover the expenses involved in the steps which the Trustee will be taking. Should the debenture holders refuse to bear the expenses involved in taking these steps by the Trustee, then the Trustee shall not be obligated to take said steps. It is hereby clarified that nothing in the aforesaid harms and/or derogates from the obligation of the Trustee to carry out actions by power of his obligation under the terms of this deed, or according to the demand by the debenture holders or at the demand of the Company, even prior to receipt of indemnification and/or an undertaking to indemnify as aforesaid, as the case may be, but in any event, the Trustee shall not be required to take any action whatsoever which requires the financial outlay of a sum exceeding the last annual payment which was paid to the Trustee.

23.	Notifications

23.1

Any notification from the Company and/or the Trustee to debenture holders shall be given in one of the two methods stipulated below, at the discretion of the Company or the Trustee, as the case may be:

23.1.1

By sending notice according to the last address of the debenture holder registered in the ledger, and according to one of the three methods stipulated in clause 23.2 below. This method of giving notice is only possible in respect of debenture holders who shall be registered themselves in the roster and not through the nominee company; or-

23.1.2

By an announcement that shall be published in two popular Hebrew language daily newspapers in Israel. An announcement published in newspapers as aforesaid shall be considered as being delivered on the date of the advertisement.

23.2

Any notifications or demands on behalf of the Trustee to the Company may be given by letter that shall be sent by registered mail according to the address stipulated in this Deed of Trust, or according to another address about which the Company had notified the Trustee in writing, or by means of sending by fax or by courier and any notification or demand of this kind shall be considered as having been received by the Company: (1) in the event of sending by registered mail - 3 working days from the date of its being delivered for mailing; (2) in the event of sending by fax (with the addition of checking by telephone as to whether it has been received) - 1 working day from the date of its sending; (3) and in the event of sending by courier, upon its delivery by the courier to the address or upon suggesting to the recipient that he collect it, as the case may be.

23.3

Any notification or demand from the Company to the Trustee may be given in writing that shall be sent by registered mail according to the address stipulated in the Deed of Trust, or according to another address about which he had given notice to the Company in writing, or by means of sending by fax or by courier and any notification or demand of this kind shall be considered as having been received by the Trustee: (1) in the event of sending by registered mail - 3 working days from the date of its being delivered for mailing; (2) in the event of sending by fax (with the addition of checking by telephone as to whether it has been received) - 1 working day from the date of its sending; (3) and in the event of sending by courier, upon its delivery by the courier to the address or upon suggesting to the recipient that he collect it, as the case may be.

23.4

Copies of the notices and invitations that the Company shall give to the debenture holders, shall also be sent by the Company to the Trustee. Copies of notices and invitations that shall be sent by the Trustee to the debenture holders shall also be sent by the Trustee to the Company.

24.	Waiver; compromise and changes in the terms of the Deed of Trust

24.1

Subject to the provisions of the Securities Law, the Trustee shall be permitted, from time to time and at any time, if he is convinced that this does not, in his opinion, harm the rights of the debenture holders, waive any breach or non-fulfillment of any of the terms of the Deed of Trust by the Company. Notwithstanding the aforesaid, the Trustee shall not have discretion as aforesaid in anything appertaining to the non-making of payments according to the (Series A) Debentures, a change in the payment terms for the principal and/or the interest, a change in securities, the grounds for immediate repayment and reporting that the Company must send to the Trustee according to the Deed of Trust and by law.

Subject to the provisions of the Securities Law, and with the prior approval that will be given by the general meeting of debenture holders, by a majority of 75% of those participating in the ballot, who were present at it themselves or through representatives, holding at least 50% of the balance of the as yet unpaid principal on debentures that are in circulation, or at a postponed meeting where present thereat were the holders themselves or through representatives holding at least 10% of said balance, then the Trustee shall be permitted, either prior to or after the debenture principal is submitted for repayment, to enter into a compromise with the Company in connection with any right or claim by the debenture holders or any one thereof and to agree with the Company to any settlement, including, in connection with his rights or the rights of the debenture holders or any one thereof against the Company, including to give a waiver of a right or claim by the debenture holders against the Company according to the Deed of Trust.

24.2

Subject to the provisions of the Securities Law, the Regulations that shall be enacted by power thereof and any law, the Company and the Trustee are permitted, either prior to or after the debenture principal shall be submitted for repayment, to change the Deed of Trust (including a change in the terms of the debentures), should one of the following be fulfilled:

24.3	(a)

The Trustee is convinced that said change does not harm the debenture holders, apart from changes appertaining to the dates and payments according to the (Series A) Debenture, a reduction of interest, the grounds for immediate repayment and reporting that the Company must send to the Trustee according to the Deed of Trust and by law.

(b)

The debenture holders have agreed to the proposed change by way of a special resolution that was passed at a general meeting of the debenture holders where present thereat are the debenture holders themselves or through representatives of at least 50% of the balance of the as yet unpaid principal of the debentures in circulation, or at a deferred meeting, where present thereat are the holders either themselves or through representatives, of at least 50% of said balance.

The Company shall send an immediate report about any such change.

24.4

In any event of the Trustee exercising his rights under clauses 24.1 or 24.2 above, the Trustee is permitted to demand from the debenture holders to send their certificates to him or to the Company, for purposes of registering a comment concerning any waiver, compromise, change or amendment as aforesaid, and at the demand of the Trustee, the Company shall record a comment as aforesaid on the certificates so sent to it.

24.5

Notwithstanding the aforesaid, the Company shall be permitted until the (Series A) Debentures shall be registered for trading on the Stock Exchange, should they be registered, to make changes to the Deed of Trust and/or to the debentures, as may be demanded by the Securities Authority and/or the Stock Exchange and/or the Stock Exchange Clearing House and/or other governmental authority, inasmuch as said changes are acquired for purposes of carrying out the registration for trading on the Stock Exchange, or for purposes of granting a permit to publish the prospectus which shall be without the need for the consent of the Trustee and/or the debenture holders.

25.	(Series A) Debenture holders ledger

25.1

The Company shall administer at its registered offices, a ledger of (Series A) Debenture holders, in which will be recorded the names of the (Series A) Debenture holders, their addresses, their number and par value of the (Series A) Debentures which are recorded in their name. Also shall be recorded in the ledger any change of ownership of the debentures. The Company is permitted to close the ledger from time to time for a period or periods not jointly exceeding 30 days per annum. The Trustee and also all (Series A) Debenture holders shall be permitted to peruse said ledger of (Series A) Debenture holders at any reasonable time.

25.2

The Company shall not be obligated to register in the ledger of debenture holders any notifications concerning explicit trusteeship, either real or presumed, or a pledge or attachments of any kind whatsoever, or any equitable right, claim or set-off or any other rights in connection with the (Series A) Debentures. The Company shall only recognize the ownership of that person in whose name (Series A) Debentures shall be registered provided that his legal heirs, estate administrators or executors of the Will of the registered owner and any person who shall be entitled to a debenture owing to the bankruptcy of any registered owner (and if he is a corporation - owing to his liquidation) shall be permitted to be registered as the owner thereof, after providing evidence which in the opinion of members of the board of directors of the Company are sufficient to prove the entitlement of any one thereof to be registered as the owner thereof.

26.	Release

Should it be proven, to the satisfaction of the Trustee, that any (Series A) Debentures were paid in full, were redeemed or should the Company have deposited in trust with the Trustee sums of money which are sufficient for redemption, and also should it be proven to the satisfaction of the Trustee that all of the obligations and expenses that were made or incurred by the Trustee in connection with this deed and according to its provisions, were paid in full, then the Trustee shall be obligated, upon first demand by the Company, to act with the money, that has been deposited in respect of the (Series A) Debentures whose redemption has not been demanded, according to the terms stipulated in this deed.

27.	Appointment of a new trustee and termination of a Trustee’s term of office

27.1	In respect of the Trustee’s term of office and its expiry, and in regards to the appointment of a new trustee, the provisions of the Securities Law shall apply.

27.2

Subject to the provisions of the Law, the Trustee and any trustee replacing him, shall be permitted to resign from his position as trustee upon giving notification in writing to the Company 3 (three) months in advance which will contain details of the reasons for his resignation.

27.3

Said resignation shall come into effect only after the courts shall have given approval thereto and also on the day that shall be set in said approval. In the event of such a resignation or in the event of the expiry of the Trustee’s term of office, the court is permitted to appoint another trustee to replace the Trustee, for that period and on those terms it deems fit, provided that there will not be a situation in which a trustee has resigned and no replacement trustee has been appointed.

27.4	The court is permitted to dismiss a trustee if he has not fulfilled his duties correctly or if the court has considered another reason for his dismissal.

27.5

The holders of 10% of the unpaid balance of the debentures are permitted to convene a general meeting of debenture holders. Each meeting convened as aforesaid is permitted to decide by a ballot of those holding at least 5% of the unpaid debenture balance, regarding the removal of the Trustee from his office.

27.6	The Securities Authority is permitted to approach the courts with a petition to terminate the term of office of the Trustee under Article 35(n) of the Securities Law.

27.7	The Trustee and the Company shall submit an immediate report to the Securities Authority in respect of any such event stated in this clause above, in connection with the Trustee’s term of office.

27.8

Any new trustee shall have the same powers, authorities and other permissions and he shall be able to act in any way as if having been appointed Trustee from the outset, subject to the provisions of Article 35(n) of the Securities Law.

28.	Meetings of (Series A) Debenture holders

Meetings of debenture holders shall be administered as stated in the Second Addendum to this deed.

29.	The Company’s reporting to the Trustee

The Company shall send to the Trustee, while all of the (Series A) Debentures have not yet been fully paid up and also if the Company shall cease to be a public Company:

	29.1	The Company’s audited financial statements for the financial year ending December 31 of the year just passed, and periodic statements immediately upon their publication.

	29.2	Any interim financial statement and any quarterly statement, immediately upon their publication, together with an auditor’s review report in respect thereof.

	29.3	Every immediate report without delay upon its announcement.

29.4

A copy of every document that the Company sends to its shareholders or to debenture holders and details of any other essential information that the Company sends to them in a different way, and any additional information at the reasonable request of the Trustee, and subject to the Trustee’s obligation for confidentiality, within 7 days from the date of raising such a demand.

	29.5	Any other reports according to the law that the Company must send to the Trustee.

29.6

Every December 31 of each year, and while this deed is still in force, the Company shall issue to the Trustee, upon his demand, a signed certification by the chairman of the board of directors or the Company’s general manager that to the best of his knowledge, there is nothing on the part of the Company that may be considered a breach of this deed (including a breach of the debenture terms).

29.7

Certification by the Company’s accountant and/or the comptroller of the Company concerning the execution of the payment of interest and/or principal on time to the debenture holders and the balance of the par value that is in circulation, which shall be after the Trustee shall have requested such a certification in writing from the Company, within 7 days from the date of said request.

29.8

Any additional information that may be reasonably required by the Trustee for purposes of examining the Company’s compliance with the provisions of this deed and/or protection of the rights of the (Series A) Debenture holders, within 7 days from date of raising such a demand.

30.	Authority of jurisdiction and applicable law

The sole authority of jurisdiction and everything connected with this deed, shall be given to the authorized courts in Tel Aviv-Jaffa and the applicable law shall be Israeli law.

31.	Addresses

The addresses of the parties shall be those that appear in the preamble to this deed or any other address that shall be given by one party to the other by means of suitable written notification.

/s/ Irit Eluz By: /s/ Yoram Firon —————————————— Ampal-American Israel Corporation	By: /s/ —————————————— Hermetic Trust (1975) Ltd.

I, the undersigned, Eran Schweiger, Adv., confirm that this Deed of Trust was signed on behalf of Ampal-American Israel Corporation through Messrs. Yoram Firon and Irit Eluz and their signature binds Ampal-American Israel Corporation in connection with this Deed of Trust.

By: /s/ Eran Schweiger —————————————— Eran Schweiger, Adv.

First Addendum to the Deed of Trust –
(Series A) Debentures

Debenture Terms and Debenture Certificate Wording

Ampal-American Israel Corporation

Debenture Certificate (Series A)

A series limited to a sum of NIS 250 million of (Series A) registered debentures to be repaid in 5 (five) equal annual payments on November 20, 2007 of each one of the years 2011 until 2015 (inclusive), bearing interest at the rate of 5.75% per annum, which shall be calculated and paid once every six months (namely, interest at the rate of 2.875% for a period of six months), on November 20 and May 20 of each one of the years 2007 until 2015 (inclusive), which commences from the first interest payment to be made on May 20, 2007 and until the last payment of interest to be made on November 20, 2015, with the principal and interest linked to the Consumer Price Index that was published for the month of October, 2006.

Further to the above, the unpaid balance of the (Series A) Debentures shall bear annual additional interest at the rate of 0.5% in respect of the period until the registration of the debentures for trading, should they be registered, as stated in the debenture terms. Furthermore, should there be a reduction in the ranking of the (Series A) Debentures, additional annual interest shall be added at the rate of 0.2% for each rank that the ranking drops in respect of the period as from the day of the drop in the ranking and terminating on the date of registering the (Series A) Debentures for trading on the Stock Exchange.

The first interest shall be paid on May 20, 2007 and shall be calculated on an annual basis, according to 365 days in the year.

The Company reserves for itself the right to issue additional debentures out of Series A, from time to time, at its discretion, subject to the terms of the debenture.

Registered Debentures

Certificate number: 1

Total par value of the debentures in this certificate, NIS 250,000,000

The registered owners of the debentures in this certificate are: the Mizrahi Bank Nominee Company Ltd.

1.

This certificate bears witness that Ampal-American Israel Corporation (“the Company”) shall pay to the registered holder of this Debenture (Series A), the par value of this certificate, including interest and linkage differentials, in accordance with and subject to the terms recorded overleaf.

2.

(Series A) Debentures are being issued according to the Deed of Trust dated November 20, 2006 that was prepared and signed between the Company of the first part and Hermetic Trust (1975) Ltd. (the “Trustee”) as Trustee of the second part (“the Deed of Trust”), and its appendices. It is clarified that the provisions of the Deed of Trust constitute an inseparable part of the debenture terms.

3.	All of the (Series A) Debentures, among themselves, shall have the same security ranking (pari passu) without any right of preference of one against any others.

4.	This (Series A) Debenture is being issued according to and subject to the terms recorded overleaf and in the Deed of Trust.

Signed by the Company on November 20, 2006.

By: /s/ Irit Eluz /s/ Yoram Firon —————————————— Ampal-American Israel Corporation

The terms overleaf

1.	General

1.1	In this (Series A) Debenture the following phrases shall mean as is written alongside, unless another intention may be deduced from the context:

“Deed of trust”	As defined in the Debenture Certificate.

“The prospectus”	The Company’s prospectus that shall be published, should it be published, in respect of registering the (Series A) Debentures for trading, as stated in the Deed of Trust.

“(Series A) Debentures”

A series limited to the sum of NIS 250 million of (Series A) registered debentures of the Company, each of NIS 1 par value, whose terms are detailed in this deed, which shall be issued from time to time at the Company’s sole discretion.

“The Trustee”	Hermetic Trust (1975) Ltd. and/or any one who shall serve from time to time as trustee of the holders of the (Series A) Debentures according to this Deed of Trust.

“Ledger”	The ledger of holders of the (Series A) Debentures administered by the Company.

“Holders of the (Series A) Debentures” and/or “Owners of the (Series A) Debentures”

Those persons whose names are recorded at a given time in the ledger of holders of (Series A) Debentures, and in the event of several holders in partnership, the joint holder who is first registered in the ledger.

“Debenture certificate (Series A)”	A (Series A) Debenture certificate whose wording appears as the First Addendum to the Deed of Trust.

“The Law” or “The Securities Law”	The Securities Law 5728-1968 and the Regulations in accordance therewith, as there may be from time to time.

“Principal”	The par value of the (Series A) Debentures in circulation and which have not yet been fully paid up.

“The principal sum”	The total registered par value of the debenture certificate.

“Business day”	A day upon which most of the banks are open in Israel for the conducting of business.

“A ranking corporation”	A Company that has been approved as a ranking corporation by the Supervisor for the Capital Markets at the Ministry of Finance.

“The Stock Exchange”	The Tel Aviv Securities Exchange Ltd.

“The Consumer Price Index” (“Index”)

The prices index known by the name of the “Consumer Price Index” which includes fruit and vegetables published by the Central Bureau for Statistics and Economic Research in Israel, and includes that index even if it shall be published by another official body or institution, and also includes any other official index that may replace it, whether it shall be constructed of the same data upon which the existing index was constructed or not. Should another index replace it that shall be published by a body or institution as aforesaid and that body or institution has not set the ratio between it and the index it is replacing, then the ratio as aforesaid shall be set by the Central Bureau for Statistics, and should this ratio not be set as aforesaid, then it shall be set by the Trustee, who will, upon consultation with economic experts selected by him, set the ratio between the other index and the index being replaced.

“The known index”	The last known Consumer Price Index.

“The base index”	The Consumer Price Index in respect of the month of October which was published on November 15, 2006.

“The payment index”	The index known at the time of making any payment, on account of the principal or interest; however if the payment index is lower than the base index, then the payment index shall be the base index.

“The private issue”	As defined in the Deed of Trust.

“Date of private issue”	November 20, 2006.

2.	Debentures

2.1

The debentures in this certificate are part of a series limited by sum to NIS 250 million of (Series A) Debentures of the Company. The debentures from this series shall have the same security ranking, pari passu, compared with each other in connection with the obligations of the Company according to the (Series A) Debentures and without a preference right or priority of one against the other as regards the sums entitled.

2.2

After the private issue, the Company shall act for the registration of the (Series A) Debentures with the Stock Exchange Clearing House, which shall provide clearing services for debentures. Furthermore, the Company shall act to register the (Series A) Debentures on the “NSR” [Securities that are not traded on the Stock Exchange] (A clearing and a depositary system for securities that were issued to institutional investors). All of the expenses for said registration shall be borne by the Company.

The Company shall make its best efforts to act for the Debentures to be registered for trading on the Stock Exchange, subject to the provisions of any law.

3.	The principal

The Company shall fully pay the sum of the principal in five (5) equal annual installments on November 20 of each of the years between 2011 and 2015 (inclusive). The principal shall be linked to the Consumer Price Index according to the linkage terms stipulated in clause 5 below.

4.	The interest

4.1

The unpaid balance of the principal shall bear interest at the rate of 5.75% per annum, which shall be calculated and paid once every six months (namely, interest at the rate of 2.875% for a six month period), on May 20 and November 20 of each one of the years 2007 until 2015 (inclusive) (the “interest”) which shall commence from the first interest payment to be made on May 20, 2007 until the last payment of interest to be made on November 20, 2015, with the principal and interest linked to the base index.

4.2

In addition to the contents of clause 4.1 above, the unpaid balance of the (Series A) Debentures shall bear additional annual interest at the rate of 0.5% in respect of the period commencing on the day of the private issue and terminating on the date of registration of the (Series A) Debentures for trading on the Stock Exchange. In addition, should there be a reduction in the ranking of the (Series A) Debentures, additional annual interest shall be added at the rate of 0.2% for each rank in which the ranking drops in respect of the period of time commencing on the day of reduction in the ranking and terminating on the day of registering the (Series A) Debentures for trading on the Stock Exchange (jointly: “the additional interest”). To remove any doubt it is hereby clarified that in the event of the (Series A) Debentures not being registered for trading, then the termination of the period of time in respect of which the additional interest shall be paid is the last date for the repayment of the Debentures, namely November 20, 2015. Said additional interest shall be paid in the following manner:

4.2.1

Until the (Series A) Debentures are registered for trading on the Stock Exchange, said additional interest shall be paid on the same day upon which the payment of interest is made as stated in clause 4.1 above.

4.2.2

Should the (Series A) Debentures be registered for trading, then the additional interest shall be paid by the Company on the seventh day after the registration of the (Series A) Debentures for trading, and in this case, the following provisions shall apply:

One business day after the registration of the (Series A) Debentures for trading on the Stock Exchange, the Company shall give notification to the holders of the (Series A) Debentures, to the Trustee and to the Stock Exchange about the date of payment of the additional interest and the rate of said additional interest. The due date (the CUM date) for entitlement to receive said additional interest shall be the end of the business day after the registration of the (Series A) Debentures for trading on the Stock Exchange.

To remove any doubt, it is clarified that after the payment of the additional interest as stated in this clause 4.2.2, no further additional interest shall be paid to the debenture holders.

The interest and the additional interest shall be linked to the Consumer Price Index on the linkage terms referred to in clause 5 below.

The interest shall be calculated and paid once every six months (namely, interest at the rate of 2.875% for a six month period), on May 20 and November 20 of each one of the years 2007 until 2015 (inclusive), for the period ending on the last day prior to the payment date (“the interest period”).

The first payment of interest shall be made on May 20, 2007 for the period commencing on the date of the private issue until May 20, 2007 (calculated on an annual basis and according to 365 days in the year).

The last payment of interest shall be made on November 20, 2015, together with the last payment of the debenture principal and against delivery of the debentures certificate to the Company (“the redemption and interest payment date”).

A payment for income tax, inasmuch as this may be demanded by law, shall be deducted from each payment of interest.

5.	Principal and interest linkage terms

The debenture principal, and interest in respect thereof, shall be linked to the index in the following manner:

Should it be ascertained, on the date of making any particular payment against the principal or the interest, that the payment index on that date has risen compared with the base index, the Company shall make that payment of principal or interest after it will have been increased at the rate of increase of the payment index as aforesaid compared with the base index; however, should it be ascertained that the payment index is identical to the base index or lower than it, the payment index shall be equal to the base index.

6.	Payments of debenture principal and interest

6.1

The payments of interest and/or principal shall be paid to the debenture holders whose names shall be registered in the ledger of debenture holders of the Company as holding, as of the end of the calendar day, which is 12 calendar days prior to the day of paying the principal and/or the interest (namely, on May 8 in respect of the payment to be made on May 20; and November 8 in respect of the payment to be made on November 20), except for the last payment of interest and principal that shall be made against the delivery of the debenture certificates to the Company, at its registered office or at any other location that the Company shall give notice of, which shall not be later than 5 (five) working days prior to the payment date.

6.2

Should the date stipulated for making any payment of principal or interest fall on a day which is not a working day, the date shall be deferred until the working day immediately following thereafter, without additional interest whatsoever.

6.3

Each payment according to the debentures, to a person so entitled, shall be undertaken by a bank transfer to the credit of his bank account, details about which shall be indicated as he shall so deliver in writing to the Company in good time, as the account to whose credit the payments shall be transferred according to the debentures.

6.4

Should the person so entitled not give written details to the Company in due time concerning his bank account, to whose credit the payments shall be transferred according to the debentures, then any such payment shall be made by check which shall be sent by registered mail to the last registered address in the ledger of debenture holders. The sending of a check to a person so entitled by registered mail as aforesaid, shall be considered, for all intents and purposes, as the payment of the sum stipulated therein, on the date that it was sent by mail as aforesaid and provided that it was settled upon its proper presentation.

6.5

A holder wishing to give notice to the Company concerning the bank account particulars for crediting the payments under the debenture as aforesaid, or to change the account details as aforesaid or his address, all as the case may be, may do so upon giving written notification that shall be sent by registered mail to the Company; however, the Company shall act in accordance with his notification only in respect of those payments whose due date for the payment thereof shall fall after 10 (ten) days from the date his notification reached its registered offices.

7.	Splitting (Series A) Debenture certificates and the transfer thereof

7.1

Every debenture certificate may be split into several (Series A) Debenture certificates where the total sum of the principal stipulated therein is equal to the sum of the principal stipulated in the (Series A) Debenture certificate whose split is being requested. The new (Series A) Debenture certificates that shall be issued owing to the split, each one shall have its nominal values in complete new Israeli shekels. Splitting a certificate as aforesaid shall be undertaken against a request for splitting signed by the registered owners of those (Series A) Debentures or his legal representatives, which shall be sent to the Company at its registered offices, together with the certificate of the (Series A) Debentures whose split is being requested, for purposes of executing said split.

All of the expenses involved in said split, including stamp duty and other obligatory payments, should there be any, shall be borne by the party requesting the split.

Executing said split shall be undertaken only 30 days from the end of the month in which notice was given.

7.2

The (Series A) Debentures may be transferred in respect of the entire par value provided that it shall be in complete new Israeli shekels. Each transfer of debentures shall be undertaken according to a letter of transfer in the customary wording, signed as required by the registered holder thereof or his legal representatives, which shall be sent to the Company at its registered offices together with the debenture certificates being transferred thereunder, and any other evidence that may be required by the members of the Company’s board of directors for purposes of proving the right of the party making the transfer to undertake the transfer.

In the event of a transfer of any debenture in respect of a part of its par value only, then initially the certificates must be split into several debenture certificates as required for this purpose and in such a way that the total sum of the nominal principal thereon shall be equal to the sum of the par value of said debenture certificate.

All of the expenses involved in the transfer of debentures, including stamp duty and other obligatory payments, should there be any, shall be borne by the party requesting the transfer.

After compliance with all of these terms, the transfer shall be registered in the ledger of debenture holders.

7.3

Notwithstanding the aforesaid, until the registering of the (Series A) Debentures for trading on the Stock Exchange, the debentures shall be held and may not be transferred by any of the debenture owners other than to a person who is (a) an investor counted among those investors listed in the First Addendum to the Securities Law, 5728-1968 (regarding Article 15a(b)(1) of said law); or (b) to the Company or to a corporation under its control.

8.	Meetings of (Series A) Debenture holders

General meetings of (Series A) Debenture holders shall be convened and shall be administered in accordance with the contents of the Second Addendum to the Deed of Trust.

9.	Receipts as evidence

Without derogating from all of the other debenture terms, a receipt signed by any holder of this (Series A) Debenture shall constitute evidence for the full remittance of any payment made by the Company in respect of this (Series A) Debenture.

10.	Replacement of (Series A) Debenture certificates

Should this (Series A) Debenture certificate become damaged, lost or destroyed, the Company shall be permitted to issue in its place a new (Series A) Debenture certificate on the same terms, provided that in the event of wear and tear, the worn debenture certificate shall be returned to the Company prior to the issue of the new certificate. Stamp duty and other levies, as well as other expenses involved in the issue of the new certificate, shall be borne by the party requesting the certificate as aforesaid.

11.	Deed of Trust stipulations

The debenture terms (the terms recorded overleaf) are an inseparable part of the stipulations of the Deed of Trust, and the stipulations of the Deed of Trust shall be considered as if explicitly included in the terms of these debentures.

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Second Addendum to the Deed of Trust – (Series A) Debentures

Ampal-American Israel Corporation

Meetings of the (Series A) Debenture Holders

1.

The Trustee or the Company is permitted to convene the debenture holders for a debenture holders meeting. Should the Company convene such a meeting, it must immediately send notification in writing to the Trustee regarding the location, the day and the time upon which the meeting shall be held and also the matters that shall be discussed thereat. Should the Trustee convene such a meeting, he must immediately send notification in writing to the Company about the location, the date and the time at which the meeting shall be held, as well as the matters to be discussed thereat.

The Company shall be obligated to convene the aforesaid meeting at the written request of the Trustee or of the holders of at least ten percent (10%) of the par value of the unpaid balance of the debenture principal. The Trustee shall be obligated to convene such a meeting at the request in writing of the holders of at least ten percent (10%) of the par value of the unpaid balance of the debenture principal. Should those requesting the convening of the meeting be debenture holders, then the Company and/or the Trustee, as the case may be, shall be permitted to demand from those so requesting, indemnification for the reasonable expenses involved in this.

Debentures that may be purchased by a company in a group, while they are being held by the company in a group, shall not confer upon the company in a group votes at a ballot of the general meeting of debenture holders nor will it be counted for purposes of determining a legal quorum.

2.

[a]

For every meeting of (Series A) Debenture holders, prior notification shall be given of fourteen days at least which shall provide details therein as to the location, the date and the time of the meeting, the date for setting the entitlement of all the (Series A) Debenture holders to vote at the meeting and also it shall generally indicate those matters on the agenda. Notification of there being a meeting shall be reported by the Company also by way of an immediate report.

[b]

Where the objective of the meeting is a discussion and passing a special resolution, then said prior notification shall be given of at least 21 days where, in addition to the above, also the main resolutions proposed shall be stipulated.

[c]

The Trustee is permitted to shorten the prior notification date as stated above if he feels that postponing the convening of the meeting could cause harm to the rights of the (Series A) Debenture holders.

3.	Any notification to the debenture holders on behalf of the Company or the Trustee shall be in accordance with the provisions of the Deed of Trust in respect to the giving of notifications.

4.

No decision shall be rejected, that was legally passed by a meeting convened as aforesaid, either because by error no notification had been given in respect thereof to all of the debenture holders, or because said notification was not received by all of the (Series A) Debenture holders.

5.

The chairman of the meeting shall be the person appointed by the Trustee. Should the Trustee not appoint a chairman as aforesaid, or the person who the Trustee had appointed as aforesaid is absent from the meeting, the debenture holders present (or their representatives) shall choose a chairman from among themselves. A meeting of debenture holders shall be opened after it shall have been proven that there is a legal quorum as required to start the discussion.

6.	(a)

Subject to the legal quorum required at debenture holder meetings to dismiss a trustee according to the law, apart from what is stipulated in clause 6(e) below, a legal quorum shall constitute at least two debenture holders who are themselves present or through representatives and who are holding or representing together at least ten percent (10%) of the par value of the unpaid balance of the debenture principal at that time.

(b)

If within 30 minutes of the time set for commencing such a meeting, there shall not be a legal quorum as aforesaid, said meeting shall be deferred to the same day one week later, at the same location and at the same time (without requiring further notification) and should such a day not be a working day, then the next working day thereafter (without requiring further notification), or to a different day, location and time, as the person convening the meeting shall set, provided that the party convening the meeting shall give notice of at least 7 (seven) days in advance concerning the existence of said deferred meeting in the same manner in which the notification about the existence of the original meeting had been given and he shall indicate that if a legal quorum shall not be present at the deferred meeting as aforesaid, then the legal quorum shall be two debenture holders who are present themselves or through representatives, without consideration as to the par value of the debentures held by them. Said notification may be also given by notification by which the deferred meeting was called.

(c)

Should no legal quorum be present at said deferred meeting, then two debenture holders who are present themselves or through representatives, who are holding any quantity whatsoever of debentures, shall constitute a legal quorum.

(d)

With the consent of those holding a majority of the par value of the balance of the unpaid debentures principal present at the meeting themselves or through representatives, at which a legal quorum is present, the chairman may, and at the demand of the meeting he is obligated to, defer the continuation of the meeting from time to time and from place to place, as the meeting shall so decide. If the continuation of the meeting is deferred for ten days or more, notification about the continued meeting shall be given in the same manner as the first meeting was notified about. Apart from the above, the debenture holders shall not be entitled to receive any notification about a continuation meeting and/or about matters that will be discussed at the continuation meeting. No matter may be discussed at the continuation meeting other than those matters that could have been discussed at the meeting that it was decided to defer.

(e)

At the meeting that was convened for passing a special resolution (“a special decision”), inter alia, those matters stipulated below, a legal quorum shall be present if at the meeting are present the holders of at least fifty percent (50%) of the par value of the unpaid balance of the debenture principal or at a deferred meeting where present thereat are the holders themselves or through representatives of at least ten percent (10%) of said balance:

(1)	A change to the Deed of Trust;

(2)

Any amendment, change or essential settlement of the rights of the debenture holders, whether these rights derive from the debentures, from the Deed of Trust or otherwise, or any essential compromise or waiver in connection with these rights;

(4)	Submitting the debentures for immediate repayment;

(5)	Giving instructions to the Trustee;

It is hereby clarified that with a legal quorum for purposes of holding a general meeting for making special decisions and when counting those voting for said special decision, the votes shall not be taken into account of those debenture owners who are the controlling owners of the Company, corporations controlled by the controlling owners of the Company or the Company’s associated corporations.

7.	(a)

The debenture owners are entitled to participate and to vote at any general meeting through representatives. At any meeting of debenture holders, voting shall be administered according to a count of votes, so that each debenture holder or his representative, shall be entitled to one vote for every NIS 1 par value of the debenture that has not yet been fully paid up in respect of which he is entitled to vote. In the event of a joint holding, only the vote of the party wishing to vote who is the first of them registered in the ledger shall be accepted, either himself or through an emissary.

(b)

A debenture holder or his emissary is permitted to vote using some of his votes for a particular resolution, with another portion against, and with another portion to abstain, all as he deems fit to so do.

	(c)	The Trustee who participates at a meeting at the Company’s invitation shall participate without any voting rights.

8.	(a)

The required majority for making an ordinary decision at a general meeting is a simple majority of the number of votes cast at the ballot either voting for or against. The majority required for making a special decision at a meeting as referred to in clause 6(e) above is a majority of no less than 75% of the number of votes cast at the ballot as aforesaid.

	(b)	The declaration by the chairman concerning the passing or rejecting of a resolution, and that is recorded in the minutes of the meeting, shall serve as complete evidence of this fact.

9.	(a)

A letter of appointment that appoints an emissary shall be in writing and shall be signed by the party making the appointment or by his representative who has written legal authority. Should the party making the appointment be a corporation, then the appointment shall be made through a permit in writing legally signed by the corporation together with the certification by a lawyer as to the validity of the signature. An emissary is not bound to be a debenture holder himself.

(b)

A letter of appointment and power of attorney or other certificate by which a letter of appointment is signed, or a certified copy of such a power of attorney, shall be deposited at the offices of the Company no less than 48 hours prior to the date of the meeting in respect of which the power of attorney was given, unless otherwise stated in the notification for convening the meeting.

(c)

Voting made in accordance with the terms in the emissary appointment document shall be valid even if prior thereto the party making the appointment dies or is declared legally incompetent or if the letter of appointment is canceled or if the debentures in respect of which the vote was given are transferred, unless the Company receives at its registered offices prior to the date of the meeting, notification in writing concerning the death, the decision regarding legal incompetence, cancellation or transfer as aforesaid, all as the case may be.

(d)

Every corporation owning a debenture is permitted, by a legally signed written authorization, to grant power of attorney to a person that it considers fit to act as its representative at any meeting of debenture owners, and said person who has been so permitted, is allowed to act on behalf of the corporation he is representing.

10.

The Trustee shall ensure that minutes of all the discussions and decisions shall be prepared at each general meeting of debenture holders, and to keep it in the debenture holders meetings minutes book. All minutes signed by the chairman of the meeting at which decisions were taken and discussions held, or by the chairman of the meeting that took place thereafter, shall serve as evidence regarding the matters recorded therein; and until it has been proven to the contrary, then each decision made at such a meeting shall be considered as having been taken legally.

11.

A person or persons who shall be appointed by the Trustee, the Company Secretary or any other person or persons who shall be permitted for this purpose by the Company, shall be permitted to be present at meetings of debenture holders.

12.	Each meeting of debenture holders shall be held at the Company’s registered offices or at a different address, notification about which shall be sent by the Company.

13.

The Trustee shall examine the need for the convening of specific class meetings, in those instances where there are different interests among the debenture holders, according to the circumstances of the matter. The Company and the Trustee shall act to convene specific class meetings of debenture holders according to the provisions of any law, legal precedent, the provisions of the Securities Law and the Regulations or the stipulations that were issued by power thereof.

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